Exhibit 99.1

Monarch Financial Holdings, Inc.

Announces Stock Repurchase Program

CHESAPEAKE, Va., September 24, 2015 – Monarch Financial Holdings, Inc.(MNRK), parent of Monarch Bank, announced that the Company’s board of directors has approved the repurchase of up to five percent of the Company’s outstanding common stock, or approximately 540,000 shares, over the next twelve months. Repurchases may be conducted from time to time through open market purchases or privately negotiated transactions. The timing and actual number of shares repurchased will depend on market conditions and other factors.

“This repurchase program is in direct response to the recent volatility in the market and the disconnect between our stock price and our performance when compared to our peers,” noted Brad E. Schwartz, Chief Executive Officer. “Our stock is trading at a discount to our peers despite our record 2015 financial performance and longer term above market returns. With consistent and measured loan and deposit growth, strong asset quality and a mortgage banking operation that is both profitable and agile we feel our stock price is at the right price for repurchase. This is just one aspect of our overall capital management strategy, and does not rule out other future actions.”

Monarch Financial Holdings, Inc. is the one-bank holding company for Monarch Bank. Monarch Bank is a community bank with ten banking offices in Chesapeake, Virginia Beach, Norfolk, and Williamsburg, Virginia. Monarch Bank also has loan production offices in Newport News and Richmond, Virginia. OBX Bank, a division of Monarch Bank, operates offices in Kitty Hawk and Nags Head, North Carolina. Monarch Mortgage and our affiliated mortgage companies have over thirty offices with locations in Virginia, North Carolina, Maryland, and South Carolina. Our subsidiaries/ divisions include Monarch Bank, OBX Bank, Monarch Mortgage (secondary mortgage origination), OBX Bank Mortgage (secondary mortgage origination), Coastal Home Mortgage, LLC (secondary mortgage origination), Fitzgerald Financial, LLC (secondary mortgage origination), Advance Mortgage, LLC (secondary mortgage origination), Monarch Bank Private Wealth (investment, trust, planning and private banking), Monarch Investments (investment and insurance solutions), Real Estate Security Agency, LLC (title agency) and Monarch Capital, LLC (commercial mortgage brokerage). The shares of common stock of Monarch Financial Holdings, Inc. are publicly traded on the Nasdaq Capital Market under the symbol “MNRK”.

This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario: significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K and 10-Q reports and other documents filed with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Contact:	Brad E. Schwartz – (757) 389-5111, www.monarchbank.com, #